Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

QuadraMed Corporation

Reston, Virginia

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-38309; 333-36189; 333-44985; 333-55775; 333-66793; 333-80617 and 333-87067) and Form S-8 (Nos. 333-16385; 333-35937; 333-39796; 333-56171; 333-75945; 333-87426; 333-114189; 333-118580; and 333-118581) of QuadraMed Corporation of our report dated March 15, 2005, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K, and to the incorporation by reference of our report dated March 15, 2005, relating to the financial statement schedule, which appears in this Form 10-K.

/s/ BDO Seidman, LLP
BDO Seidman, LLP

San Jose, California

March 21, 2005